Exhibit 23.1

Independent Auditors' Consent

The Board of Directors
Charter Communications Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 to be filed on or about November 25, 2003 by Charter Communications, Inc. of our report dated April 14, 2003, with respect to the consolidated balance sheets of Charter Communications, Inc. as of December 31, 2002, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002, annual report on Form 10-K of Charter Communications, Inc.

As discussed in Note 3 to the consolidated financial statements, the Company has restated the consolidated statements of operations, changes in shareholders' equity and cash flows for the two years ended December 31, 2001, which were previously audited by other independent auditors who have ceased operations.

As discussed in Note 4 to the consolidated financial statements, effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

/s/ KPMG LLP

KPMG LLP
St. Louis, Missouri
November 25, 2003